EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS FIRST QUARTER RESULTS

DALLAS, TX (July 29, 2026) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2027 ended June 30, 2026. Notable items for the quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior year’s fiscal first quarter.)

First Quarter Fiscal 2027 Highlights

•	Record Revenue of $651.0 million, up 3%

•	Net Earnings of $102.1 million, down 17%

•	Net Earnings per diluted share of $3.29, down 13%

•	Cashflow from Operations of $154 million, up 13%

•	Adjusted EBITDA of $190.5 million, down 11%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items (including certain non-cash expenses) in the manner described in Attachment 6

•	Repurchased 406,500 shares of Eagle common stock for approximately $84 million

Commenting on the first quarter results, Michael Haack, President and Chief Executive Officer, said, “Eagle delivered a solid start to fiscal 2027, despite ongoing geopolitical, trade and fiscal policy uncertainty, our diversified portfolio of businesses continued to perform well, supported by resilient end markets. Our Cement sales volume increased 8%, driven by sustained strength in public construction activity and large private non-residential projects. The growth in our cement sales volume was offset by an approximately $6 million earnings impact resulting from an unexpected equipment failure at our Mountain Cement facility. This equipment failure did not affect the ongoing modernization project. and we expect to recover a portion of this impact through our insurance coverage. Importantly, we utilized our network of cement plants to continue meeting customer demand without interruption. This incident further underscores the importance of our Mountain Cement modernization investment, which is intended to enhance the facility’s long-term reliability and operational performance. Our Wallboard sales volume experienced only a slight decline despite continued softness in residential construction activity. Additionally, we incurred higher delivery costs across our Cement and Wallboard businesses, primarily driven by elevated diesel prices during the quarter.”

Mr. Haack continued, “In the midst of this ongoing volatility, we remained focused on investing in our plant network and advancing our commitment to employee health and safety while continuing to return capital to shareholders. During the quarter, we made meaningful progress on the modernizations of our Laramie, Wyoming Cement and our Duke, Oklahoma Gypsum Wallboard plants – investments that will further strengthen our competitive position. We also repurchased 406,500 shares of our common stock for approximately $84 million.

We ended the quarter with debt of $1.8 billion, net debt of $1.5 billion, and a net leverage ratio (net debt to Adjusted EBITDA) of 2.1x, providing substantial financial flexibility to support our disciplined capital allocation strategy and long-term growth.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt, as described in Attachment 6).

Mr. Haack concluded, “We have a long history of successfully navigating dynamic market environments. While fuel cost pressures weighed on profitability in the past quarter, our favorable market positions, strong balance sheet, and continued disciplined investment in our people and assets, position us to deliver solid performance as market conditions evolve and to create value for our shareholders over the long term.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, increased 8% to $454.1 million, primarily driven by higher Cement sales volume. Heavy Materials operating earnings decreased 11% to $77.6 million primarily because of higher Cement operating costs.

Cement revenue, including Joint Venture and intersegment revenue, was up 9% to $377.9 million. Operating earnings decreased 9% to $73.6 million, because of higher Cement operating costs partially offset by higher Cement sales volume. Cement operating costs were affected by higher maintenance and raw materials costs and inefficiencies associated with unexpected downtime at our Mountain Cement facility of $7.4 million, $4.2 million, and $6.0 million, respectively, partially offset by lower energy costs of $1.6 million. The average gross Cement sales price was up 1% while the average net Cement sales price decreased 2% as a result of higher freight costs of $3 per ton. Cement sales volume increased 8% to a record 2.1 million tons.

Concrete and Aggregates revenue was up 3% to $76.2 million, driven by higher Aggregates sales volume and prices. Operating earnings were down 35% to $4.0 million, reflecting lower Concrete sales volume and higher operating costs.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, decreased 5% to $238.2 million, primarily because of lower Gypsum Wallboard sales volume and net prices. Gypsum Wallboard sales volume decreased 2% to 772 million square feet (MMSF) reflecting continued softness in residential construction. The average gross Wallboard price was down 5% from the prior year and flat with the sequential quarter, while the average net sales price declined 10% from the prior year, reflecting higher freight costs.

Recycled Paperboard sales volume was a record 92,000 tons, up 2% from the prior year. The average Recycled Paperboard net sales price in the quarter was $600.44 per ton, up 6%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the Light Materials sector were $86.5 million, down 15%, reflecting lower Gypsum Wallboard earnings, partially offset by higher Recycled Paperboard earnings.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Wednesday, July 29, 2026. The conference call will be webcast simultaneously on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; difficulties or obstacles encountered in executing capacity expansion or improvement projects, including the inability to execute or complete such projects on time and within budget or to realize expected efficiency gains or costs savings from such projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in cost of inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and increases in interest rates (including mortgage rates) or the continuation of high levels of interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Consolidated Statement of Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2026	2025
Revenue	$650,966	$634,690
Cost of Goods Sold	489,721	449,091

Gross Profit	161,245	185,599
Equity in Earnings of Unconsolidated JV	2,843	3,804
Corporate General and Administrative Expenses	(20,202)	(20,783)
Other Non-Operating Income	746	954

Earnings before Interest and Income Taxes	144,632	169,574
Interest Expense, net	(12,947)	(11,716)

Earnings before Income Taxes	131,685	157,858
Income Tax Expense	(29,558)	(34,496)

Net Earnings	$102,127	$123,362

NET EARNINGS PER SHARE
Basic	$3.30	$3.78

Diluted	$3.29	$3.76

AVERAGE SHARES OUTSTANDING
Basic	30,936,307	32,624,075

Diluted	31,088,474	32,808,568

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2026	2025
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$336,493	$310,326
Concrete and Aggregates	76,232	73,716

	412,725	384,042
Light Materials:
Gypsum Wallboard	$204,747	$221,516
Recycled Paperboard	33,494	29,132

	238,241	250,648

Total Revenue	$650,966	$634,690

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$70,762	$77,280
Cement (Joint Venture)	2,843	3,804
Concrete and Aggregates	4,003	6,175

	77,608	87,259
Light Materials:
Gypsum Wallboard	$73,353	$92,641
Recycled Paperboard	13,127	9,503

	86,480	102,144

Sub-total	164,088	189,403

Corporate General and Administrative Expense	(20,202)	(20,783)
Other Non-Operating Income	746	954

Earnings before Interest and Income Taxes	$144,632	$169,574

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2026	2025	Change
Cement (M Tons):
Wholly Owned	1,960	1,835	+7%
Joint Venture	185	158	+17%

	2,145	1,993	+8%
Concrete (M Cubic Yards)	316	322	-2%
Aggregates (M Tons)	1,741	1,731	+1%
Gypsum Wallboard (MMSFs)	772	784	-2%
Recycled Paperboard (M Tons):
Internal	35	38	-8%
External	57	52	+10%

	92	90	+2%

	Average Net Sales Price*
	Quarter Ended June 30,
	2026	2025	Change
Cement (Ton)	$154.09	$156.72	-2%
Concrete (Cubic Yard)	$156.79	$150.43	+4%
Aggregates (Ton)	$14.47	$14.24	+2%
Gypsum Wallboard (MSF)	$209.65	$232.40	-10%
Recycled Paperboard (Ton)	$600.44	$566.33	+6%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue
	Quarter Ended June 30,
	2026	2025
Intersegment Revenue:
Cement	$9,996	$10,013
Concrete and Aggregates	4,516	3,852
Recycled Paperboard	21,917	21,972

	$36,429	$35,837

Cement Revenue:
Wholly Owned	$336,493	$310,326
Joint Venture	31,410	27,283

	$367,903	$337,609

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2026	2025	2026*
ASSETS
Current Assets –
Cash and Cash Equivalents	$233,539	$59,739	$297,920
Accounts and Notes Receivable, net	293,818	263,398	228,573
Inventories	379,573	393,401	408,391
Federal Income Tax Receivable	6,309	1,384	7,536
Prepaid and Other Assets	16,119	14,443	8,469

Total Current Assets	929,358	732,365	950,889

Property, Plant and Equipment, net	2,149,314	1,840,845	2,064,622
Investments in Joint Venture	162,921	143,893	160,078
Operating Lease Right-of-Use Asset	31,321	31,866	29,346
Goodwill and Intangibles	582,867	593,163	585,443
Other Assets	52,384	55,182	51,866

	$3,908,165	$3,397,314	$3,842,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$156,882	$136,225	$138,884
Accrued Liabilities	108,248	87,677	102,127
Income Taxes Payable	2,787	24,768	—
Current Portion of Long-Term Debt	15,000	15,000	15,000
Operating Lease Liabilities	4,684	4,688	4,144

Total Current Liabilities	287,601	268,358	260,155

Long-term Liabilities	101,948	99,621	99,518
Bank Credit Facility	—	275,000	—
Bank Term Loan	262,500	277,500	266,250
2.500% Senior Unsecured Notes due 2031	743,651	742,383	743,334
5.000% Senior Unsecured Notes due 2036	735,860	—	735,497
Deferred Income Taxes	289,673	242,678	262,662
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 30,804,441; 32,582,297 and 31,227,012 Shares, respectively	308	326	312
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(4,285)	(3,084)	(4,404)
Retained Earnings	1,490,909	1,494,532	1,478,920

Total Stockholders’ Equity	1,486,932	1,491,774	1,474,828

	$3,908,165	$3,397,314	$3,842,244

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

	Depreciation, Depletion and Amortization
	Quarter Ended June 30,
	2026	2025
Cement	$24,263	$22,838
Concrete and Aggregates	7,748	6,791
Gypsum Wallboard	5,305	6,519
Recycled Paperboard	2,373	3,672
Corporate and Other	1,510	824

	$41,199	$40,644

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation, in each case if applicable during the relevant fiscal quarter or fiscal year. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended June 30, 2026 and 2025, and the trailing twelve months ended June 30, 2026, and March 31, 2026:

	Quarter Ended		Twelve Months Ended
	June 30,		June 30,	March 31,
	2026	2025	2026	2026
Net Earnings, as reported	$102,127	$123,362	$402,574	$423,809
Income Tax Expense	29,558	34,496	113,229	118,167
Interest Expense	12,947	11,716	47,713	46,482
Depreciation, Depletion and Amortization	41,199	40,644	165,301	164,746

EBITDA	$185,831	$210,218	$728,817	$753,204
Stock-based Compensation	4,695	4,822	21,139	21,266

Adjusted EBITDA	$190,526	$215,040	$749,956	$774,470

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of June 30, 2026	As of March 31, 2026
Total debt, excluding debt issuance costs	$1,777,500	$1,781,250
Cash and cash equivalents	233,539	297,920

Net Debt	$1,543,961	$1,483,330
Trailing Twelve Months Adjusted EBITDA	$749,956	774,470

Net Debt to Adjusted EBITDA	2.1x	1.9x